Exhibit 4.1.13

Allens > < Linklaters

Subscription Agreement

Alumina Limited

CITIC Limited

Bestbuy Overseas Co., Ltd

Agreement for the subscription for ordinary shares to be issued by Alumina Limited

Allens 101 Collins Street

Melbourne VIC 3000

Tel +61 3 9614 1011 Fax +61 3 9614 4661

wr¡r¡r¡r. al lens. com. au

@ Copynght Allens, Australia 2013

Allens is an independent partnership operating in alliance with Linklaters LLP

Subscription Agreement Allens > < Linklaters

Table of Contents

1 Definitions and lnterpretation 1

1.1 Definitions 1

1.2 lnterpretation 4

1.3 Business Days 5

2 Subscription Shares 5

2.1 Subscription 5

2.2 Use of Subscription Amount 5

2.3 Agreement to serve as application 5

2.4 Settlement and allotment of Subscription Shares þ

3. Rights Attaching to Shares and Quotation 6

3.1 Rights attaching to the Shares 6

3.2 Quotation 6

4. Undertakings 7

4.1 The Company’s undertakings 7

4.2 The Subscriber’s and Holdco’s undertakings 7

5. On-sale of Subscription Shares 7

5.1 lssue without disclosure document 7

5.2 Acknowledgements and confirmations by the Subscriber and Holdco 7

6 Representations and Warranties I

6.1 By all parties I

6.2 By the Company I

6.3 By the Subscriber and Holdco I

6.4 lndependence 8

6.5 Reliance I

6.6 Acknowledgments I

6.7 Notice of breach 9

6.8 Sulival 10

7 Shareholding 10

7.1 No insider trading 10

7.2 Acquisition of Shares 10

7.3 Restriction on Disposal of Shares 12

7.4 Permitted Disposals of Shares 13

7.5 Remedies 13

7.7 Exception for CITIC Securities Company Limited 13

8. Termination 14

8.1 Termination by the Subscriber and Holdco 14

8.2 Termination by the Company 14

9 General 15

9.1 Costs 15

9.2 Governing law 15

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9.3 Process agent 15

9.4 GST 15

9.5 Confidentiality Deed l6

9.6 Public announcements 16

10. Notices 16

10.1 How to give a notice 16 10.2 When a notice is given 17 10.3 Address for notices 17

‘11. Acknowledgments 17

11.1 Rights personal 17

11.2 No waiver 18

11.3 Several and not joint liability 18 11.4 Severability 18 11.5 Extent of obligations 18 11.6 Entire agreement 18

11.7 Furtherassurances 18

11.8 No merger 18 11.9 Counterparts 18

Schedule 21

Warranties 21

Annexure 23

Draft Release to the ASX 23

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Date 14 February 2013

Parties

Alumina Limited (ABN 85 004 820 419)of Level 12, IBM Centre, 60 City Road,

South bank, Victoria, Austral ia (the C o m p a ny).

2 clTlC Limited (+E+lEffi’ltìä‘FR^Ël) (incorporated in China) of Capital Mansion,

6 Xinyuannanlu, Chaoyang District, Beijing 100004, China (Holdco).

3. Bestbuy Overseas Co., Ltd (Company Number 363344, incorporated in British

Virgin lslands) having its registered office at PO Box 957, Offshore lncorporations Centre, Road Town, Tortola, British Virgin lslands (the Subscriber).

Recitals

A The Subscriber agrees to subscribe for the Subscription Shares on the terms and conditions of this Agreement.

It is agreed as follows.

1. Definitions and lnterpretation

1.1 Definitions

The following definitions apply in this Agreement unless the contrary intention appears or the context othenryise requires.

ASIC means the Australian Securities and lnvestments Commission.

Assoclafe means, in relation to a person, an associate (within the meaning given in sections 12 fo 17 of the Corporations Act) of the person in relation to the Company.

ASX means ASX Limited (ABN 98 008 624 691) and, where the context requires, its

Related Bodies Corporate, or the financial market known as ‘ASX’ operated by ASX Limited.

Authorisation means:

(a) an authorisation, consent, licence, declaration, approval, exemption or waiver, however it is described; and (b) in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken, including any renewal or amendment of any of the above.

AWAC Joint Venture means the Alcoa World Alumina and Chemicals joint venture.

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AWAC Joint Venture Agreemenf means all those agreements governing the establishment and operation of the AWAC Joint Venture, including but not limited to the following key agreements:

(a) the Formation Agreement dated 21 December 1994 between, among others, Alcoa lnc. and the Company;

(b) the ChaÍer of the Strategic Council dated 21 December 1994 between Alcoa lnc. and the Company; and

(c) the Shareholders Agreement regarding Alcoa of Australia Limited dated 10 May 1996 between Alcoa Australian Holdings Pty Ltd (as successor to Alcoa lnternational Holdings Company) and the Company.

Bank Accounf means the bank account established in the name of “Alumina Limited” with Australia and New Zealand Banking Group Limited, the details of which are as follows.

Address: Cnr Queen & Creek Streets, Brisbane Qld 4000, Australia

Swift lD: ANZBAU3M

BSB Number: 014 002 Account Number: 8373-1 6664 Board means the board of directors of the Company. Busrness Dayhas the meaning given in the Listing Rules.

Company Securrfies means:

(a) any shares in or other securities of the Company, or any securities convertible into shares in or other securities of the Company; or (b) any legal or equitable interest in such shares or securities.

Confidentiality Deed means the deed of that name entered into between CITIC Resources Holdings Limited and the Company on 31 July 2012.

Corporations Acf means lhe Corporations Act 2001 (Clh).

Disclosure Materialmeans all information disclosed by, or on behalf of, the Company to Holdco, the Subscriber or any of their respective Related Bodies Corporate in connection with the Subscriber’s proposed investment in the Company, including information relating to the business, assets or affairs of the Company or any of its Related Bodies Corporate or any of the entities of the AWAC Joint Venture, and all past, current and prospective financial, accounting, legal, trading, marketing, technical and business information.

Dlspose means, in relation to a Share (or any interest in the Share), to enter into a transaction: (a) which results in a person other than the registered holder of the Share: (i) acquiring or having any equitable or beneficial interest in the Share, including an equitable interest arising under a declaration of trust, an agreement for sale and purchase or an option agreement or an agreement creating a charge or other Security lnterest over the Share; or

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(ii) having any financial interest in, or economic exposure to, a Share, but only in circumstances where the transaction creating that interest or exposure arises through entry into an equity swap or derivative; or (iii) acquiring or having any rights of pre-emption, first refusal or other direct or indirect control over the disposal of the Share; or

(iv) acquiring or having any rights of direct or indirect control over the exercise of any voting rights or rights to appoint directors attaching to the Share; or (b) which results in a person other than the registered holder of the Share othenryise acquiring or having legal or equitable rights against the registered holder of the

Share (or against a person who directly or indirectly controls the affairs of the registered holder of the Shares) which have the effect of placing the other person in substantially the same position as if the person had acquired a legal or equitable interest in the Share itself, but excludes a transaction permitted by this Agreement, and Disposal has a corresponding meaning.

FATA means the Foreþn Acquisitions and Takeovers Act 1975 (Cth).

Government Agency means any:

(a) government or governmental, semi-governmental or judicial entity; or

(b) minister, department, office, commission, delegate, instrumentality, agency, board or authority of any government.

It also includes any regulatory organisation established under statute or any stock exchange.

lnsolvency Event means any of the following events in relation to a party:

(a) a liquidator, receiver, receiver and manager, administrator, official manager or other controller (as defined in the Corporations Act), trustee or controlling trustee or similar official is appointed over any of the property or undeftaking of the party;

(b) the party is, or becomes unable to, pay its debts when they are due or is or becomes unable to pay its debts within the meaning of the Corporations Act, or is presumed to be insolvent under the Corporations Act;

(c) something having a substantially similar effect to (a) or (b) happens in connection with the party under the law of any jurisdiction; (d) the party stops or suspends or threatens to stop or suspend payment of all or a class of its debts;

(e) the party ceases to carry on business; or

(D an order is made for the administration, winding up or liquidation of the party or a resolution is passed to liquidate the party, othenruise than for the purpose of an amalgamation or reconstruction.

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Listing Rules means the Listing Rules of the ASX (including the ASX Settlement

Operating Rules, the ASX Operating Rules and the ASX Clear Operating Rules) as waived or modified by the ASX in respect of the Company in any particular case.

Placement /ssue lime means 10 am on the second Business Day after the date of this Agreement.

Placement Payment lime means 5 pm on the first Business Day after the date of this Agreement.

P resc ri bed Percentage m eans :

(a) for the period of 24 months from the date of this Agreement—15.0o/oi and (b) thereafter—19.99%.

Professional or Sophisf icated lnvestor means a category of investor under sections 708(8) or 708(11) of the Corporations Act to whom an offer of a body’s securities can be made without disclosure.

Represenfafiye means an employee, agent, officer, director, sub-contractor, professional adviser, lawyer, investment bank, accountant, auditor or other person who may be employed or engaged by the Company to act for it, or on its behalf.

Security Interest includes any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claim satisfied in priority to other creditors with, or from the proceeds of, any asset. lt includes retention of title other than in the ordinary course of day to day trading and a deposit of money by way of security but it excludes a charge or lien arising in favour of a Government Agency by operation of statute unless there is default in payment of money secured by that charge or lien.

Shares means fully paid ordinary shares in the capital of the Company.

Subscription Amount means $1 80,81 8,537. I 9.

Subscription Shares means 146,411,771 Shares.

1.2 lnterpretation

Headings are for convenience only and do not affect interpretation. The following rules apply in interpreting this Agreement unless the contrary intention appears or the context othenruise requires.

(a) The singular includes the plural and the converse. (b) A gender includes all genders.

(c) Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d) A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e) A reference to a clause is a reference to a clause of this Agreement.

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(g) A reference to a party to this Agreement or another agreement or document includes the party’s successors and substitutes or assigns.

(h) A reference to any agreement or document is to the agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(i) A reference to legislation or to a provision of legislation includes a modification or re-enactment of or substitution for it and a regulation or statutory instrument issued under it.

(i) A reference to dollars and $ is a reference to the lawful currency of Australia.

(k) A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(t) A reference lo conduct includes an omission, statement or undertaking, whether or not in writing.

(m) A reference lo includes or including means includes, without limitation, or including, without limitation, respectively.

(n) Unless stated otherwise, one provision does not limit the effect of another.

(o) All obligations in this Agreement are to be peformed duly and punctually.

(p) A term or expression starting with a capital letter which is defined in the

Corporations Act but is not defined in this Agreement, has the meaning given in the Corporations Act.

1.3 Business Days

lf the day on or by which a person must do something under this Agreement is not a

Business Day:

(a) if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b) in any other case, the person must do it on or by the previous Business Day.

2. Subscription Shares

2.1 Subscription

The Subscriber will subscribe, and the Company will issue to the Subscriber, the

Subscription Shares at or before the Placement lssue Time for the Subscription Amount.

2.2 Use of Subscription Amount

The Company must use the funds paid to it by the Subscriber as the Subscription Amount for the general corporate purposes of the Company and its Related Bodies Corporate.

2.3 Agreement to serve as application

On execution of this Agreement by all parties, this Agreement serves as an application by the Subscriber to subscribe for the Subscriptron Shares and it will not be necessary for the

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Subscriber to provide a separate application form to the Company for the Subscription Shares. The Subscriber agrees to be bound by the constitution of the Company upon the issue of the Subscription Shares.

2.4 Settlement and allotment of Subscription Shares

(a) The Subscriber must pay the Subscription Amount in Australian dollars to the Company in immediately available funds to the Company’s Bank Account at or before the Placement Payment Time.

(b) The funds received by the Company from the Subscriber under clause 2.4(a) must be held by or on behalf of the Company in trust for the Subscriber pending the issue of the Subscription Shares to the Subscriber.

(c) At or before the Placement lssue Time, in consideration for the Subscriber applying for the Subscription Shares and paying the Subscription Amount to the Company. the Company must issue the Subscription Shares to the Subscriber. The obligation of the Company to issue the Subscription Shares to the Subscriber is conditional on the Subscriber paying the Subscription Amount to the Company at or before the Placement Payment Time.

3. Rights Attaching to Shares and Quotation

3.1 Rights attaching to the Shares

When issued, the Subscription Shares will: (a) be issued free from any Security lnterest;

(b) be credited as fully paid; and

(c) rank equally in all respects with the existing Shares on issue.

3.2 Quotation

ln respect of the Subscription Shares, the Company must: (a) on or before their day of issue:

(i) cause the Company’s share register to register the Subscriber as the holder of the Subscription Shares; and (ii) apply for, and do everything the ASX reasonably requires to obtain, quotation of the Subscription Shares on the ASX; and (b) no later than 7 days after their day of issue, cause the Company’s share register to provide the Subscriber with a holding statement or other confirmation stating its shareholding in the Company.

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4. Undertakings

4.1 The Company’s undertakings

The Company will:

(a) at all times, be in compliance with all material obligations imposed on it under the Listing Rules and the Corporations Act; (b) prepare and lodge on a prompt and timely basis all documents required by the Listing Rules and the Corporations Act as necessary for the consummation of the transactions contemplated by this Agreement;

(c) use all reasonable efforts to co-operate with the Subscriber and Holdco to prepare all announcements, circulars and other documents as are required to be issued by

Holdco in connection with the execution, delivery and performance of this Agreement and the transactions contemplated by it (to the e)dent that such documents relate to the Company); and

(d) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement.

4.2 The Subscriber’s and Holdco’s undeÉakings

(a) The Subscriber and Holdco will use all reasonable efforts to co-operate with the

Company and its Representatives to prepare all documents to be lodged by the Company with the ASX in connection with the execution, delivery and performance of this Agreement and the transactions contemplated by it (to the extent that such documents relate to the Subscriber or Holdco, respectively).

(b) The Subscriber and Holdco will use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement.

5. On-sale of Subscription Shares

5.1 lssue without disclosure document

As no formal disclosure document (such as a prospectus) will be lodged with ASIC for the issue of the Subscription Shares, the Subscription Shares will only be offered and issued to a person that is a Professional or Sophisticated lnvestor.

5.2 Acknowledgements and confirmations by the Subscriber and Holdco

The Subscriber and Holdco acknowledge:

(a) that section 707(3) of the Corporations Act imposes certain restrictions on the capacity of a person to whom securities have been issued other than pursuant to a formal disclosure document to on-sell those securities within 12 months after their

ISSUE;

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(b) that this Agreement imposes no obligation on the Company, whether express or implied, to assist the Subscriber to on-sell the Subscription Shares, including by way of a disclosure document or a notice under section 7084(5)(e) of the Corporations Act; and (c) that the Company is not issuing the Subscription Shares for the purposes of the Subscriber selling or transferring them, or granting, issuing or transferring interests in, or options or warrants over, them, and that the Company requires that the Subscriber acquires the Subscription Shares as an investment to be held for at least the medium term (ie longer lhan 12 months), subject to the terms of this Agreement.

The Subscriber further confirms that it is not subscribing for the Subscription Shares for the purposes of selling or transferring them, or granting, issuing or transferring interests in, or options or warrants over, them within the period of l2 months from their date of issue.

6. Representations and Warranties

6.1 By all parties

Each party represents and warrants to the other pafties that each of the matters set out in Part 1 of the Schedule, in so far as it relates to itself, is true, accurate and not misleading as at the date of this Agreement and immediately prior to the issue of the Subscription Shares.

6.2 By the Company

The Company represents and warrants to the Subscriber and Holdco that each of the matters set out in Part 2 of the Schedule is true, accurate and not misleading as at the date of this Agreement.

6.3 By the Subscriber and Holdco

The Subscriber and Holdco severally represent and warrant to the Company that each of the matters set out in Part 3 of the Schedule, in so far as it relates to itself, is true, accurate and not misleading as at the date of this Agreement and immediately prior to the issue of the Subscription Shares.

6.4 lndependence

Each of the paragraphs set out in the Schedule shall be construed independently and no paragraph shall be limited by implications arising from any other paragraph.

6.5 Reliance

Each party acknowledges that each other party has executed this Agreement and agreed to take part in the transactions that this Agreement contemplates in reliance on the representations and warranties that are made in clauses 6.1 to 6.3.

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6.6 Acknowledgments

The Subscriber and Holdco acknowledge and agree that:

(a) except as expressly set out in this Agreement, neither the Company, its

Representatives nor any other person acting on behalf of or associated with the

Company has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to the Subscription Shares, the Company, the Disclosure Material or this Agreement, (b) without limiting paragraph (a), no representation, no advice, no warranty, no undertaking, no promise and no forecast is given in relation to: (i) any economic, flscal or other interpretations or evaluations by the

Company or any person acting on behalf of or associated with the Company or any other person; or

(ii) future matters, including future or forecast costs, prices, revenues or profits;

(c) without limiting paragraph (a) or (b), and except for the statements made in the

Schedule, no statement or representation by the Company or its Representatives:

(i) has induced or influenced the Subscriber or Holdco to enter into this Agreement or agree to any or all of its terms; (ii) has been relied on in any way as being accurate by the Subscriber or Holdco; (iii) has been warranted to the Subscriber or Holdco as being true; or (iv) has been taken into account by the Subscriber or Holdco as being important to its decision to enter into this Agreement or agree to any or all of its terms; and

(d) without limiting paragraph (a), (b) or (c), to the maximum extent permitted by law neither the Company, its Representatives nor any other person acting on behalf of or associated with the Company (each, a Relevant Person) is liable in any way for, and each of the Subscriber and Holdco unconditionally and irrevocably releases each Relevant Person from any liability for and waives any right to make any claim in respect of, any inaccuracy, incompleteness or other defect in any information relating to future matters (if any) provided in the Disclosure Material (including without limitation information (if any) as to future or forecast costs, prices, revenues, profits or dividends) by a Relevant Person to (or for the benefit of) the Subscriber, Holdco, any of their Related Bodies Corporate or any of their respective employees, offlcers, advisers or agents, including liability in negligence or other tort, or for misrepresentation or misleading and deceptive conduct.

6.7 Notice of breach

(a) The Company undertakes to the Subscriber and Holdco that it will notify them as soon as practicable after it becomes aware of a breach of any representation or

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warranty under clause 6.1 relating to it or of any representation or warranty under clause 6.2 or any undertaking given by it in this Agreement.

(b) The Subscriber and Holdco each undertakes to the Company that it will notify the Company as soon as practicable after it becomes aware of a breach of any representation or warranty under clause 6.1 relating to it or of any representation or warranty under clause 6.3 or any undertaking given by it in this Agreement.

6.8 Survival

The representations and warranties given by a party under this Agreement shall not merge upon completion of the transactions contemplated by this Agreement.

7. Shareholding

7.1 No insider trading

The Subscriber and Holdco each acknowledges that some of the Disclosure Material may be ‘inside information’ within the meaning of Part 7.10, Division 3 of the Corporations Act in relation to Company Securities. Without limiting anything else in this Agreement, each of the Subscriber and Holdco must not do, and must each ensure that none of its directors, officers, employees or Related Bodies Corporate does, anything which results or could result in the Subscriber, Holdco or their respective directors, offlcers, employees or Related Bodies Corporate or the Company being in breach of any provision of Part 7.10, Division 3 of the Corporations Act, including by dealing or causing any person to deal in any Company Securities.

7.2 Acquisition of Shares

(a) Subject to clause 7 .2(b), each of the Subscriber and Holdco must: (i) not undertake any action; (ii) procure that its Subsidiaries do not undeftake any action; and

(lii) use its best endeavours to procure that its other Related Bodies Corporate, and its reasonable endeavours to procure that its other Associates, do not undertake any action,

that would result in:

(iv) the aggregate Voting Power (without duplication) of the Subscriber, CITIC Group Corporation (+ tr +‘lËtEă|1Râ\fl of Capital Mansion,

6 Xinyuannanlu, Chaoyang District, Beijing 100004, China) and their respective Related Bodies Corporate (the RelevantEntities and each a

Relevant Ent¡ty) in the Company exceeding (or further exceeding) the Prescribed Percentage; or (v) the aggregate economic interests (without duplication) in, or exposure to, the Company of the Relevant Entities and their respective Associates exceeding (or further exceeding) that attaching to Shares which represent the Prescribed Percentage of the share capital of the Company from time

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to time, including through entry into any derivative, swap, option or any other fìnancial instrument or arrangement,

without the prior written approval of the Company and, if such approval is granted, only to the extent of such approval.

(b) The restriction in paragraph (a) shall not apply:

(i) to acquisitions pursuant to a takeover bid by a Relevant Entity or an Associate of a Relevant Entity in respect of all issued Shares, where that bid is made: (A) after a third party (not being a Relevant Entity or an Associate of a Relevant Entity) has made a takeover bid in respect of all issued Shares which was not solicited by a Relevant Entity or an Associate of a Relevant Entity (Third Party Bid¡, offers under that

Third Party Bid remain capable of acceptance and a majority of the

Board has recommended that holders of Shares accept such offers; or

(B) after the Company has proposed a scheme of arrangement under Part 5.1 of the Corporations Act pursuant to which a third party (not being a Relevant Entity or an Associate of a Relevant Entity) would acquire all Shares not already held by it, and the Company has not ceased to prosecute that scheme of arrangement; (ii) to acquisitions pursuant to a capital raising by the Company, including:

(A) a dividend reinvestment plan (other than in the capacity of sub-undenryriter of such a plan);

(B) a pro-rata offer to its shareholders (to the extent only of the pro rata interest of a Relevant Entity or an Associate of a Relevant Entity); or (C) a share purchase plan of the Company; or

(iii) to increases in the aggregate Voting Power (without duplication) of the

Relevant Entities in the Company above the Prescribed Percentage as a direct result of a reduction in the number of Shares on issue (for example, if a Relevant Entity does not participate in a Share buy-back by the Company).

(c) lf, before the expiration of 24 months from the date of this Agreement, the

Subscriber is interested in acquiring more shares in the Company but would be prevented from doing so under clause 7 .2(a), the Company and the Subscriber will have discussions in good faith and the Company will give consideration to increasing the Prescribed Percentage and permitting such an acquisition on the basis of such terms and timing as may be agreed at the time between the Company and the Subscriber.

(d) lf the Company proposes to issue any Shares or securities convertible into Shares before or after the expiration of 24 months from the date of this Agreement by way

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of a placemenl (Fufther Placement) and, at that time, the Relevant Entities hold in aggregate full legal and beneficial interests in at least 7.5% of all Shares then on issue, then, except to the extent that the Board considers its fiduciary or statutory duties require othenruise, the Company and the Subscriber will have discussions in good faith and the Company will give consideration to the Subscriber or one or more of its Related Bodies Corporate participating in that Fufther Placement (on the same terms and conditions as any other participant in the Further Placement and otheruvise subject to the ASX Listing Rules and Australian law) in such a manner as to prevent the Subscriber’s Voting Power in the Company from being diluted as a result of the Further Placement.

7.3 Restriction on Disposal of Shares

(a) Subject to clauses 7.3(c) and 7 .4, each of the Subscriber and Holdco must not, and must procure that its Subsidiaries do not, Dispose of any Subscription Shares at any time before the expiration of 24 months from the date of this Agreement without the prior written approval of the Company and, if such approval is granted, only to the extent of such approval.

(b) lf the Subscriber wishes to Dispose of any Subscription Shares before the expiration of 24 months from the date of this Agreement but would be prevented from doing so under clause 7.3(a), the Subscriber and the Company will have discussions in good faith and the Company will give consideration to permitting such a Disposal on the basis of such terms and timing as may be agreed at the time between the Company and the Subscriber.

(c) Clause 7.3(a) does not restrict a Disposal occurring at least 12 months after the date of issue of the Subscription Shares, where such Disposal: (i) involves the grant of a Security lnterest in respect of the Subscription Shares in connection with any financing arrangement entered into by the Subscriber or any of its Related Bodies Corporate, provided that the provider of that financing arrangement does so, and obtains the Security lnterest, in the ordinary course of its financial services business and not pursuant to, or paft of, any transaction or proposal for a person to acquire a Relevant lnterest in 20% or more of all Shares then on issue or of the total number of any other Company Securities; or (¡i) is made to a Related Body Corporate of the Subscriber, provided that clause 7.3(d) (to the extent applicable) is first complied with.

(d) Prior to the Subscriber, Holdco or any of their respective Subsidiaries Disposing of any Subscription Shares, whether before or after the expiration of 24 months from the date of this Agreement, to a Related Body Corporate of the Subscriber that is not a Subsidiary of the Subscriber (the lransferee), the Transferee and any Related Body Corporate of the Transferee specified by the Company (acting reasonably) must execute a deed with the Company and Holdco agreeing to be bound by the obligations imposed on the Subscriber and Holdco (as applicable) in

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this Agreement. The Subscriber and Holdco will remain liable to the Company for any subsequent breach of this Agreement by the Transferee.

(e) Holdco shall procure that if any Subsidiary of Holdco that holds Subscription Shares ceases to be a Subsidiary of Holdco, prior to that entity ceasing to be a Subsidiary of Holdco the entity transfers its Subscription Shares to Holdco or another Subsidiary of Holdco.

7.4 Permitted Disposals of Shares

The Subscriber, Holdco and each of their respective Subsidiaries may Dispose of all or any of the Subscription Shares at any time pursuant to:

(a) the acceptance of an offer made in connection with a takeover bid for all issued Shares where that bid is made after a third party (not being a Relevant Entity or an

Associate of a Relevant Entity) has made a takeover bid and:

(i) the third party has acquired a Relevant lnterest in more than 50% of all

Shares; or

(ii) a majority of the Board has recommended that the third party’s bid be accepted; (b) a scheme of arrangement under Paft 5.1 of the Corporations Act between the Company and its members (and, for the avoidance of doubt, Relevant Entities and their Associates are not precluded from voting at a meeting to approve such scheme of arrangement); or

(c) a buy-back of Shares by the Company.

7.5 Remedies

lf the Subscriber or Holdco contravenes any provision of this clause 7, the Company may take any action lawfully available to it to remedy that contravention.

7.7 Exception for CITIC Securities Company Limited

Clause 7.2(a) shall not apply to increases in Voting Power or aggregate economic interests in, or exposure to, the Company arising solely as a result of action undertaken by CITIC Securities Company Limited (of CITIC Securities Tower, No. 48 Liangmaqiao Road, Chaoyang District, Beijing 100125, China) or any of its Subsidiaries: (a) in the ordinary course of its business of providing financial or securities services; and (b) not pursuant to, or part of, any transaction or proposal for a person to acquire a Relevant lnterest in 20o/o or more of all Shares then on issue or of the total number of any other Company Securities; and (c) not undertaken on behalf of a Relevant Entity or an Associate of a Relevant Entity.

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8. Termination

8.1 Termination by the Subscriber and Holdco

The Subscriber and Holdco may jointly (but not severally) terminate their obligations under this Agreement (but only to the extent that such obligations have not been performed as at the date of termination) at any time prior to:

(a) in the case of paragraphs (c), (e) and (g), the Placement Payment Time; and (b) in the case of paragraphs (d), (f) and (h), the issue of any Subscription Shares, by notice to the Company if: (c) any of the representations and warranties made by the Company in the Schedule is not true and correct or is misleading in any material respect as at the date of this Agreement; (d) an lnsolvency Event occurs in relation to the Company or any of its Related Bodies Corporate; (e) an lnsolvency Event occurs in relation to any of the entities of the AWAC Joint Venture that are material to the business and operations of the AWAC Joint Venture; (0 the AWAC Joint Venture is dissolved, or the relevant parties issue a valid notice or othenruise initiate formal steps in accordance with the AWAC Joint Venture Agreement to terminate or dissolve the AWAC Joint Venture; (g) the Company is in material breach of the AWAC Joint Venture Agreement; or (h) the Company is prohibited from proceeding with the issue of the Subscription Shares by order from ASIC or any other Australian and United States regulatory body or Australian or United States court order.

8.2 Termination by the Company

The Company may terminate its obligations under this Agreement (but only to the extent not yet performed) at any time prior to: (a) in the case of paragraph (c), the Placement Payment Ttme; and (b) in the case of paragraphs (d), (e) and (f), the issue of any Subscription Shares, by notice to the Subscriber and Holdco if: (c) any of the representations and warranties made by the Subscriber or Holdco in the Schedule is not true and correct or is misleading in any material respect as at the date of this Agreement; (d) the Company is prohibited from proceeding with the issue of any Subscription Shares by order from ASIC or any other Australian or United States regulatory body or Australian or United States court order; (e) an lnsolvency Event occurs in relation to the Subscriber; or

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(f) the Subscriber does not pay the Subscription Amount to the Company in accordance with clause 2 al or before the Placement Payment Time.

9. General

9.1 Gosts

Each party must bear its own costs arising out of the negotiation, preparation and execution of this Agreement.

9.2 Governing law

This Agreement is governed by the laws of Victoria, Australia. The parties submit to the non-exclusive jurisdiction of courts exercising jurisdiction there, and agree that they will not object to the venue or claim that the relevant action or proceedings have been brought in an inconvenient forum.

9.3 Process agent

(a) Each of Holdco and the Subscriber irrevocably:

(i) nominates CITIC Resources Australia Pty Ltd (ACN 1 07 652 817) as its agent to receive service of process or other documents in any action or proceedings in the courts of Australia; and

(ii) agrees that service on that agent or any other person appointed under paragraph (b) will be sufficient service on it.

(b) Each of Holdco and the Subscriber shall ensure that its process agent remains authorised to accept service on its behalf. lf the process agent ceases to have an office in the place specified, each of Holdco and the Subscriber shall ensure that there is another person in Australia acceptable to the Company to receive process on its behalf and shall promptly notity the Company of the appointment of that other person.

9.4 GST

(a) Terms used in this clause 9.4 have the same meaning as the meaning given to those terms in the A New Tax Sysfem (Goods and Services Tax) Act f 999 (Cth) and related imposition Acts. GST Amount means in relation to a Taxable Supply the amount of GST payable on that Taxable Supply.

(b) lf GST is payable on a Taxable Supply made under, by reference to or in connection with this Agreement, the party providing the Consideration for that

Taxable Supply must also pay the GST Amount as additional Consideration. No payment is required until the supplier has provided a Tax lnvoice. This clause does not apply to the extent that the Consideration for the Taxable Supply is expressly stated to be GST inclusive.

(c) Any reference in the calculation of any indemnity, reimbursement or similar amount to a cost, expense or other liability incurred by a party, must exclude the amount of

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any lnput Tax Credit entitlement in relation to the relevant cost, expense or other liability.

(d) This clause 9.4 will continue to apply after expiration or termination of this Agreement.

9.5 Confidentiality Deed

(a) Subject to paragraph (b) and clause 9.6, each of Holdco and the Subscriber agrees to abide by the obligations imposed on CITIC Resources Holdings Limited under the Confidentiality Deed as if it were a party to that Deed.

(b) The parties acknowledge that the Confidentiality Deed was amended by the parties to that deed on or about the date of this Agreement by deleting clauses 6.2 to 6.4 and 7 of the Confidentiality Deed.

9.6 Public announcements

(a) Subject to paragraph (b), a party must not make any public announcement or statement concerning this Agreement or its terms or effect (or, in the case of the Company, concerning the Subscriber or Holdco) without the prior approval of the other parties except to the extent (and only to the extent) it is unable to do so as a result of applicable legislation or other legal requirement or under the rules or regulations of any recognised stock exchange which are applicable to the disclosure. Subject to any requirements of law and paragraph (b), the parties must use their reasonable endeavours to agree on the wording and timing of all public announcements and statements by them in connection with this Agreement and its subject matter before the relevant announcement or statement is made.

(b) The initial public announcement by the Company to the ASX in relation to the subject matter contemplated by this Agreement shall be substantially in the form set out in the Annexure. lt is agreed and acknowledged that, together with or subsequent to the initial public announcement, the Company may disclose this Agreement in its entirety to the ASX and that the consent of the other parties shall not be required to such disclosure.

10. Notices

10.1 How to give a notice

A notice, consent, approval, waiver or other communication under this agreement is only effective if it is: (a) in writing, signed by or on behalf of the person giving it; (b) addressed to the person to whom it is to be given; and (c) either: (i) delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person’s address; or

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(ii) sent by fax to that person’s fax number and the machine from which it is sent produces a report that states that it was sent in full.

10.2 When a notice is given

A notice, consent approval, waiver or other communication that complies with this clause is regarded as given and received: (a) if it is delivered or sent by fax: (i) by 5pm (local time in the place of receipt) on a Business Day—on that day; or (ii) after Spm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day—on the next Business Day; and

(b) if it is sent by mail—on actual receipt.

10.3 Address for notices

A person’s address and fax number are those set out below, or as the person notifies the sender:

Company

Address: Level 12,lBM Centre, 60 City Road, Southbank, Victoria 3006, Australia Fax number: +61 3 8699 2650 Attention: Company Secretary

Holdco

Address: Capital Mansion, 6 Xinyuannanlu, Chaoyang District, Beijing 100004, China Fax number: +86 10 5966 0658 Attention: Ms. Yimin Mao, Assistant Director General of Finance Department

Subscriber

Address: Capital Mansion, 6 Xinyuannanlu, Chaoyang District, Beijing 100004, China Fax number: +86 10 5966 0658 Attention: Ms. Yimin Mao, Director

11. Acknowledgments

11.1 Rights personal

The Subscriber and Holdco acknowledge that the offer for the Subscriber to subscribe for the Subscription Shares is personal to the Subscriber, and the Subscriber and Holdco may not assign, transfer or othenruise deal with their rights or obligations under this Agreement without the prior written consent of the Company.

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11.2 No waiver

No acquiescence, waiver or other indulgence granted by a party to any other party will in any way discharge or relieve that other party from any of its other obligations under this Agreement.

11.3 Several and not ioint liability

Holdco shall not be liable to the Company or any other party for any breach of this

Agreement by the Subscriber, except to the extent that this Agreement expressly imposes on Holdco an obligation to procure (or to use any endeavours to procure) that the Subscriber does or does not do any thing, whether by reference specifically to the Subscriber or by reference to the Subscriber as a Subsidiary, Related Body Corporate or Associate of Holdco, and except to the extent that any other obligation of Holdco under this Agreement to do any thing or take any action would require Holdco to procure that the Subscriber does any things or takes any action.

11.4 Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

11.5 Extent of obligations

lf any payment under this Agreement becomes void by any statutory provision or othenruise, the obligations of the pady that made the payment will be taken not to have been discharged in respect of that payment and the pafties shall be restored to the rights which each respectively would have had if that payment had not been made.

11.6 Entire agreement

This Agreement contains the entire agreement of the parties with respect to its subject matter. lt sets out the only conduct relied on by the pafties and supersedes all earlier conduct by the parties with respect to its subject matter.

11.7 Further assurances

Each party must do all things necessary to give full effect to this Agreement and the transactions contemplated by this Agreement

11.8 No merger

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.

11.9 Counterparts

(a) This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

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(b) lf a party executes this Agreement and provides a signed copy to the other parties

(including a copy that is faxed or an original or copy in PDF format that is transmitted by email), any subsequent failure or delay in providing the other parties with an original signed counterpart shall in no way invalidate its agreement or otherwise impugn the ability of the other parties to proceed in reliance on the existence of a binding agreement.

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Executed as an agreement.

Executed in accordance with section 127 of the Corporations Act 2001 by Alumina Limited:

Director Signature

Print Name

Executed by CITIC Limited by its duly authorised signatory:

Signature of authorised signatory

Print Name

Executed by Bestbuy Overceas Co., Ltd by its duly authorised signatory:

Signature of authorised signatory

Print Name

Director/Secretary Signature

Print Name

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Executed as an agieerìlent

Executed rn accordance with section 127 of lhe Corporalions Acl 2001 by Alumina

Limited

Director Stgnature D¡rector/Secretary Signatu re

Print Name Prinl Name

Executed by CITIC Limited by its duly authorised signatory:

Signature cl authorised signaiory

Print Name

Executed by Bestbuy Overseas Co., Ltd by its duly authorised sÍgnatory:

Srgnature of authorised signatory

Print Name

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Schedule

Warranties

Part I By the Parties

(a) (Status) lt is a company limited by shares under the laws of the place of its incorporation.

(b) (Capacity) lt has full legal capacity and power to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

(c) (Gorporate authority) lt has taken all corporate action that is necessary or desirable to authorise its entry into this Agreement and its carrying out of the transactions that this Agreement contemplates.

(d) (Authorisation) lt holds each Authorisation that is necessary to:

(i) execute this Agreement and to carry out the transactions that this Agreement contemplates; (ii) ensure that this Agreement is legal, valid, binding and admissible in evidence; and (iii) enable it to properly carry on its business, and it is complying with any conditions to which any of these Authorisations is subject.

(e) (Agreement effective) This Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms subject to any necessary stamping or registration.

Part2 By the Company

(a) (Subscription Shares) On the issue of the Subscription Shares to the Subscriber in accordance with this Agreement, full beneficial and legal title in the Subscription Shares will vest in the Subscriber.

(b) (Share capital) There are 2,440,196,187 Shares on issue as at the date of this

Agreement. There is not outstanding any right (whether present, or future and whether contingent or not) granted by the Company or any of its Related Bodies Corporate under which any person may call for the allotment or issue of any shares in the Company (including option and conversion rights, but excluding any right granted under an employee incentive scheme operated by the Company), there are no Security lnterests in the Subscription Shares and there are no dividends or other distributions that have been declared or determined by the Company but not yet paid in which the Subscription Shares willnot participate.

(c) (Listing Rules) The issue of the Subscription Shares will not contravene the Listing Rules (as waived) in respect of the Company or with any provision of the Corporations Act or any other relevant Australian legislation.

(d) (Compliance with Listing Rule 3.1) The Company is in compliance with Listing Rule 3.1, such that all information concerning the Company that a reasonable person would expect

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to have a material effect on the price or value of Shares has been disclosed to the ASX, and there is no information which has been withheld from disclosure under that rule (excluding under any one of the permitted exceptions to that rule).

(e) (Disclosure of other material information) Any information which the Company is withholding from disclosure under one of the permitted exceptions to Listing Rule 3.1 has been disclosed to the Subscriber (or to one of its Related Bodies Corporate or Associates for the benefit of the Subscriber), and (without limiting clause 5.2(b)) there is no other information that the Company would be required to set out in a notice under section 7084(5)(e) of the Corporations Act in order to comply with section 7084(6)(e) (taking into account sections 7084(7) and (8)) of the Corporations Act and, to the best of the Company’s knowledge and belief acting in good faith, all historical information comprised in the Disclosure Material disclosed by, or on behalf of, the Company to (or for the benefit of) the Subscriber is (taking into account all other information that the Company has disclosed to the ASX or that is othenruise in the public domain) complete and accurate in all material respects and is not misleading in any material respect. To avoid doubt, no warranty is given by the Company as to the completeness, accuracy or non-misleading nature of future matters (if any) included in any information disclosed in the Disclosure Material or otherwise by, or on behalf of, the Company to (or for the benefit of) the

Subscriber, including without limitation information (if any) as to future or forecast costs, prices, revenues, profits or dividends.

(f) (lnsolvency Event) No lnsolvency Event has occurred or subsists in relation to the Company or any of its Related Bodies Corporate.

Part 3 By the Subscriber and Holdco

(a) (FATA) The requisite approval of the Treasurer of Australia has been obtained for the Subscriber to acquire the Subscription Shares.

(b) (Professional or Sophisticated lnvestor) The Subscriber is a Professional or

Sophisticated I nvestor.

(c) (Gompliance with law) The Subscriber is a person to whom the offer and issue of Shares as contemplated by this Agreement can be undertaken in compliance with all applicable laws, and all relevant Chinese regulatory approvals required in order for the Subscriber to enter into and carry out the transactions contemplated by this Agreement, including those from the National Development Reform Commission and the Ministry of Finance, have been obtained and are final, unconditional, irrevocable and in full force and effect.

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Annexure

Draft Release to the ASX

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To: The Manager Announcements

Company Announcements Office

Australian Securities Exchange

ALUMINA

LIMITED

Public Announcement 2013—3AWC

ALUMINA LIMITED SECURES STRATEGIC INVESTMENT OF A$452M BY CITIC

. Strategic investment of A$452 million in Alumina by CITIC

. Funds will be used primarily to repay bank debt

. Vice Chairman and CEO of CITIC Resources Holdings Limited, Mr Chen Zeng, will be . appointed to the Alumina Board The placement has received all necessary approvals and is not subject to any conditions

Alumina Limited (“Alumina”) today announced that CITIC* will unconditionally subscribe, in aggregate, for 366,029 ,428 fully paid ordinary shares in Alumina, being 1 5% of Alumina’s current capital base, representing 13.04% of Alumina’s capital base following completion (the “Placement”). The Placement will raise approximately A$452 million based on an issue price of A$1.235 per share, which reflects a premium of approximately 3% to the closing price of Alumina shares on 13 February 2013 and a premium of 11% to the volume weighted average price of Alumina shares for the month ending 13 February 2013. The new shares issued under the Placement, which is to be completed in two tranches, today and by Monday 18 February 2013, will rank equally from allotment in all respects with existing Alumina shares.

The Placement introduces CITIC as a strategically aligned and fìnancially strong long{erm investor to the Alumina share register. The funds raised under the Placement will be applied by Alumina primarily to repay bank debt. Alumina’s net debt position will fallfrom approximately US$681 million currently to approximately US$216 million as a result of the Placement.

The Alumina board of directors intends to enlarge its board by appointing Mr Chen Zeng as a director. Mr Zeng is the Vice Chairman and CEO of CITIC Resources Holdings Limited, a company listed on the Hong Kong

Stock Exchange. Following appointment, Mr Zeng would be subject to election at Alumina’s Annual General Meeting in May 2013. Alumina Limited

ABN 85 004 820 419

Alumina Limited CEO, John Bevan, commented, “This secures a strategic, premium to our recent price. CITIC’s GPO Box 541 1 long-term investor at a share

Melbourne Vic 3001

investment demonstrates their confidence in the alumina industry and their position global Australia understanding of Alumina Limited’s unique in the market.

We look fonruard to working with CITIC on ways to enhance the value of Level 12 IBM Centre joint 60 City Road

Alumina’s interest in the AWAC venture.

Southbank Vic 3006 Australia

Tel +Ot 8699 2600

19¡3

Fax +61 (0)3 8699 2699

"CITIC has a long history of investment in the metals and mining industry in Australia. CITIC's first Australian investment was in the AWAC joint venture's Portland Aluminium Smelter in 1986 and it now owns a 22.5% stake in the Smelter. We look forward to the industry expertise and insight into the market that Mr Zeng will bring to the Board of Alumina Limited".

Mr Zeng commented, "CITIC is a diversified energy and natural resources investment company with existing investment in the aluminium sector, so today's investment in Alumina is a natural progression of our strategy. The Placement provides CITIC with the opportunity to invest in one of Australia's leading companies with a world class, global portfolio of upstream mining and refining operations in the aluminium sector."

Subscription Agreements

Alumina and CITIC have entered into two Subscription Agreements to give effect to the Placement. A full copy of each of the two Subscription Agreements is attached to this announcement.

CITIC's investment in Alumina via the Placement has been approved by the Treasurer of the Commonwealth of Australia under the Foreign Acquisitions and Takeovers Act 1975 (Cth), and by the National Development and Reform Commission of the People's Republic of China and other relevant Chinese regulatory authorities.

Flagstaff Partners is acting as financial adviser to Alumina.

ANZ Corporate Advisory is acting as financial adviser to CITIC.

Shareholder Enquiries

For investor enquiries:

John Bevan
Chief Executive Officer
Phone: +61 3 8699 2601
john.bevan@aluminalimited.com

Chris Thiris
Chief Financial Officer
Phone: +61 3 8699 2607
chris.thiris@aluminalimited.com

For media enquiries:

Nerida Mossop
Hinton and Associates
Phone: +61 3 9600 1979
Mobile: +61 437 361 433

About Alumina Limited

Alumina Limited is a leading Australian company listed on the ASX and the NYSE. lts strategy is to invest world-wide in bauxite mining, alumina refining and selected aluminium smelting operations through the 40% ownership of Alcoa World Alumina & Chemicals (AWAC), the world’s largest alumina business. Our partner, Alcoa, owns the remaining 60% of AWAC and is the manager.

About CITIC

CITIC Group Corporation is a state-owned enterprise established in 1979 with the approval of the

State Council of the People’s Republic of China and a large multinational conglomerate based in China. lt has a full range of financial businesses, including banking, securities, insurance, trust, fund management, asset management and futures. lt also has extensive interests in a number of other industries including real estate and regional development, project contracting, infrastructure, resources and energy, machinery manufacturing, lT and high-tech industries. CITIC Limited, a wholly-owned subsidiary of CITIC Group Corporation, was established on 27 December 20111o hold most of CITIC’s operating assets.

CITIC Group Corporation indirectly holds approximately 59% of CITIC Resources Holdings Limited, a company listed on the Hong Kong Stock Exchange with a market capitalisation of approximately A$1.2bn (HK$9.3bn).

*The indirect wholly-owned subsidiary of subscribers are CITIC Resources Australia Pty Ltd, an CITIC Resources Holdings Limited, and Bestbuy Overseas Co., Ltd, an indirect wholly-owned subsidiary of CITIC Limited.

NOT FOR RELEASE OR DISTRIBUTION IN THE UNITED STATES

This announcement does not constitute an offer to sell, or a solicitation of an offer to buy, securities in the United States or to, or for the account or benefit of, any “U.S. person” (as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”)) (“U.S. Persons”). The securities to be issued in the Placement and the Entitlement Offer have not and will not be registered under the U.S. Securities Act. Securities may not be offered or sold in the United States or to, or for the account or benefit of, U.S. Persons unless the securities have been registered under the U.S. Securities Act or in a transaction exempt from, or not subject to, the registration requirements of the U.S. Securities Act.

lmportant information

Some statements in this public announcement are fon¡rard-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Fonruard-looking statements also include those containing such words as’anticipate’, ‘estimates’, ‘should’, ‘will’, ‘expects’, ‘plans’ or similar expressions. Fonruard-looking statements involve risks and uncertainties that may cause actual outcomes to be different from the forward-looking statements. lmportant factors that could cause actual results to differ from the forward-looking statements include: (a) material adverse changes in global economic, alumina or aluminium industry conditions and the markets served by AWAC; (b) changes in production and development costs and production levels or to sales agreements; (c) changes in laws or regulations or policies; (d) changes in alumina and aluminium prices and currency exchange rates; and (e) the other risk factors summarised in Alumina’s Form 20-F for the year ended 31 December2011.

Stephen Foster Company Secretary

14 February 2013